Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Meruelo Maddux Properties, Inc. for the registration of common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated March 20, 2008, with respect to the consolidated financial statements and schedule of Meruelo Maddux Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP
Los Angeles, California
May 2, 2008